Exhibit 5.1

April 9, 2009

Board of Directors

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Dear Sir/Madam:

I am the Senior Vice President and General Counsel of Dominion Resources, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-3 being filed with the Securities and Exchange Commission under the Securities Act of 1933 of shares of the Company’s Common Stock, without par value (the Common Stock), which have been reserved for issuance pursuant to the Company’s dividend reinvestment and stock purchase plan, Dominion Direct (Dominion Direct). In connection with the filing of the Registration Statement, you have requested my opinion concerning certain corporate matters.

I am of the opinion that the issuance of Common Stock has been duly authorized and when issued in accordance with the terms and provisions of Dominion Direct, the shares of Common Stock will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ James F. Stutts
James F. Stutts, Esq.